Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 3, 2022, relating to our audit of the financial statements of Aclarion, Inc. at and for the year ended December 31, 2021, which appear in the Company’s Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on June 12, 2023. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Daszkal Bolton LLP

Fort Lauderdale, Florida

July 3, 2023